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Offer to Purchase
All Outstanding Shares of Common Stock (and the Associated Preferred Share Purchase Rights)
of
Information Resources, Inc.
at
$3.30 Net Per Share In Cash, Plus One Contingent Value Right Certificate
Per Share Representing the Right to an Amount Equal to a Portion of
Any Potential Proceeds of an Antitrust Lawsuit
by
Gingko Acquisition Corp.,
a wholly owned subsidiary of
Gingko Corporation,
a company formed by
Symphony Technology II-A, L.P.,
Symphony Technology II GP, LLC,
Romesh Wadhwani
and affiliates of
Tennenbaum & Co., LLC
and by
Information Resources, Inc. Litigation
Contingent Payment Rights Trust

To Our Clients:

        Gingko Acquisition Corp. ("Purchaser"), a Delaware corporation, has made an offer to purchase all outstanding shares of common stock, par value $0.01 per share, and the associated preferred share purchase rights of Information Resources, Inc., a Delaware corporation. We are the holder of record of shares of Information Resources, Inc. which we are holding for your account. As the holder of record of your shares, we are the only person who may tender those shares pursuant to your instructions. Enclosed for your consideration are a letter dated September 8, 2003 from Purchaser to all stockholders of Information Resources, Inc., the Offer to Purchase dated September 8, 2003 and the related Letter of Transmittal in connection with Purchaser's offer. We are providing the Letter of Transmittal to you for your information only, as you cannot use it to tender the shares that we hold for your account.

        We are writing to request instructions as to whether you wish us to tender any or all of the Information Resources, Inc. shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. In this connection, we wish to note the following:

  •
  The tender price is $3.30 per share, net to you in cash, without interest, plus one contingent value right certificate per share representing the right to receive an amount equal to a portion of any potential proceeds of an existing antitrust lawsuit. We have enclosed the registration statement on Form S-4 of Information Resources, Inc. Litigation Contingent Payment Rights Trust, filed with the U.S. Securities and Exchange Commission on September 8, 2003, relating to the issuance of contingent value right certificates. The registration statement contains important information about the certificates which you should consider before tendering shares.

  •
  The offer (and the right to withdraw shares you choose to tender) expires at 12:00 Midnight, New York City time, on October 10, 2003, unless Purchaser extends the offer.

  •
  The offer is conditioned upon, among other things, there being validly tendered by October 10, 2003 and not withdrawn at least 16,000,000 Information Resources, Inc. shares, which represents approximately 53% of the total number of shares outstanding.

  •
  Purchaser will pay on your behalf any stock transfer taxes applicable to the tender of your shares to Purchaser pursuant to the offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of your Information Resources, Inc. shares, please complete, execute, detach and return to us the instruction form below. For your convenience, we have enclosed an envelope with this letter to return your instructions to us. If you authorize us to tender your shares, we will tender all of your shares unless you specify otherwise on the instruction form. You should forward your instructions to us in ample time to permit us to submit a tender on your behalf by October 10, 2003.

        You should know that Purchaser is not making the offer to, nor will it accept tenders from or on behalf of, holders of shares in any jurisdiction where it would be illegal to take any such action.

        Purchaser will pay for the shares it purchases pursuant to the offer in all cases only after timely receipt by LaSalle Bank National Association, the Depositary, of:

  •
  certificates representing the shares tendered or timely confirmation of the book-entry transfer of those shares into the account maintained by the Depositary at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase;

  •
  the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

Accordingly, Purchaser may not make payment to all tendering stockholders at the same time. Rather, the timing of payment to each tendering stockholder will depend upon when the Depositary actually receives the certificates for, or confirmations of book-entry transfer of, those shares into its account at the Depository Trust Company.

INSTRUCTION FORM

Pursuant to Offer to Purchase for $3.30 Net Per Share in

Cash Plus One Contingent Value Right Certificate Per Share

All Outstanding Shares of Common Stock

(and the Associated Preferred Share Purchase Rights)

of

Information Resources, Inc.

by

Gingko Acquisition Corp.,

a wholly owned subsidiary of

Gingko Corporation,

a company formed by

Symphony Technology II-A, L.P.,

Symphony Technology II GP, LLC,

Romesh Wadhwani

and affiliates of

Tennenbaum & Co., LLC

and by

Information Resources, Inc. Litigation
Contingent Payment Rights Trust

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 8, 2003, the related Letter of Transmittal and the registration statement on Form S-4 relating to the issuance of contingent value right certificates, in connection with the offer by Gingko Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.01 per share, and the associated preferred share purchase rights of Information Resources, Inc., a Delaware corporation.

        This will instruct you to tender the number of shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE
Shares*
Signature(s)
Dated , 200
Name(s)

Address(es)

(Zip Code)

*
Unless otherwise indicated, we will assume that all shares held for the undersigned's account are to be tendered.

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